Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statement on Form S-3 of On Assignment, Inc. of our report dated March 19, 2012, with respect to the balance sheets of Apex Systems, Inc. as of December 31, 2011 and December 25, 2010, and the related statements of income, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2011, which report appears in the Form 8-K/A of On Assignment, Inc. dated May 21, 2012, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Richmond, Virginia
May 21, 2012